Exhibit (a)(1)(A)

OFFER LETTER

TO ALL HOLDERS OF EXISTING UNITS

TO EXCHANGE EXISTING UNITS FOR NEW UNITS OF

SKYLINE MEDICAL INC.

FEBRUARY 11, 2016

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW EXISTING UNITS THAT YOU TENDER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON FEBRUARY 22, 2016, UNLESS THE OFFER PERIOD IS EXTENDED. THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME.

THE OFFER IS BEING MADE SOLELY UNDER THIS OFFER LETTER AND THE RELATED LETTER OF TRANSMITTAL TO ALL HOLDERS OF EXISTING UNITS. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF EXISTING UNITS RESIDING IN ANY U.S. STATE IN WHICH THE MAKING OF THE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH U.S. STATE.

Skyline Medical Inc., a Delaware corporation (the “Company” or “Skyline”) is making an offer, upon the terms and conditions in this Offer Letter and the related Letter of Transmittal (which together constitute the “Offer”), to the holders of the Company’s issued and outstanding Existing Units (the “Existing Units”), each consisting of (a) one share of the Company’s common stock, par value $0.01, (b) one share of Series B Preferred Stock (which will convert into one share of common stock after the Existing Units separate) and (c) four Series A Warrants, each of which can be exercised for one share of common stock at $4.95 per share or for a variable number of shares upon a cashless exercise, depending on the market value of our common stock at the time of exercise. The Offer permits, during the Offer Period, the exchange of Existing Units on a one-for-one basis for New Units, each consisting of (i) two shares of the Company’s common stock, par value $0.01 (the “Shares”), (ii) four Series B Exchange Warrants and (iii) four Series C Reset Warrants (together, the “New Units”). The “Offer Period” is the period of time commencing on January 22, 2016 and ending at 5:00 p.m., Eastern Time, on February 22, 2016, or such later date to which the Company may extend the Offer (the “Expiration Date”).

The Company’s common stock has been listed on The NASDAQ Capital Market under the symbol “SKLN” since October 28, 2014. The Existing Units have been listed on The NASDAQ Capital Market under the symbol “SKLNU” since August 26, 2015. On January 11, 2016, the last reported sale prices for the Company’s common stock and the Existing Units were $3.08, and $ 9.50, respectively.

The Offer is to permit holders of Existing Units to tender Existing Units in exchange for one New Units on a one-for-one basis. A holder may tender as few or as many Existing Units as the holder elects.

You may tender some or all of your Existing Units on these terms. If you elect to tender Existing Units in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal.

If you tender Existing Units, you may withdraw your tendered Existing Units before the Expiration Date and retain them on their terms by following the instructions herein.

Investing in the New Units involves a high degree of risk. See Section 12 of this Offer Letter for a discussion of information that you should consider before tendering Existing Units in the Offer.

The Offer will commence on January 22, 2016 (the date the materials relating to the Offer are first sent to the Existing Unit holders) and end on the Expiration Date.

All of the currently outstanding Existing Units are subject to the Offer.

A detailed discussion of the Offer is contained in this Offer Letter. Holders of Existing Units are strongly encouraged to read this entire package of materials, and the publicly-filed information about the Company referenced herein, before making a decision regarding the Offer.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE EXCHANGE AGENT OR THE INFORMATION AGENT (EACH AS DEFINED BELOW) MAKES ANY RECOMMENDATION WHETHER YOU SHOULD TENDER EXISTING UNITS. EACH HOLDER OF AN EXISTING UNIT MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS EXISTING UNITS.

IMPORTANT PROCEDURES

If you want to tender some or all of your Existing Units, you must do one of the following before the Expiration Date:

•        if your Existing Units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Existing Units for you, which can typically be done electronically;

•        if you hold Existing Units in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver the Letter of Transmittal, together with any required signature guarantee and any other documents required by the Letter of Transmittal, to Corporate Stock Transfer, Inc., the depositary and exchange agent for the Offer (“CST” or the “Exchange Agent”); or

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•        if you are an institution participating in The Depository Trust Company (“DTC”), called the “book-entry transfer facility” in this Offer Letter, tender your Existing Units according to the procedure for book-entry transfer described in Section 2.

TO TENDER YOUR EXISTING UNITS, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER LETTER, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE OFFER.

EXISTING UNITS NOT EXCHANGED IN THE OFFER WILL SEPARATE INTO THE COMMON STOCK, SERIES B PREFERRED STOCK AND SERIES A WARRANTS IN ACCORDANCE WITH THEIR TERMS ON FEBRUARY 29, 2016 AND OTHERWISE REMAIN SUBJECT TO THEIR ORIGINAL TERMS.

IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER DESIGNED TO INDUCE THE EXCHANGE OF THE EXISTING UNITS. HOWEVER, THE COMPANY RESERVES THE RIGHT TO DO SO IN THE FUTURE.

If you have any questions or need assistance, you should contact D.F. King & Co., Inc., the Information Agent for the Offer (the “Information Agent”). You may request additional copies of this Offer Letter or the Letter of Transmittal from the Information Agent at:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005

Main Phone: (212) 269-5550

Toll-Free: (866) 406-2283

You may also email your requests to: sklnu@dfking.com

The address of the Depositary and Exchange Agent is:

Corporate Stock Transfer, Inc.

3200 Cherry Creek Drive South, #430

New York, New York 10018

Facsimile: 303-282-5800
Phone: 303-282-4800
Toll Free: 877-309-2764

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Unless otherwise stated in this Offer Letter, references to “we,” “our,” “us,” or the “Company” refer to Skyline Medical Inc. An investment in our Shares involves risks. You should carefully consider the information provided under the heading “Risk Factors” beginning on page 30.

SUMMARY

The Company	Skyline Medical Inc., a Delaware corporation. Our principal executive offices are located at 2915 Commers Drive, Suite 900, Eagan, Minnesota 55121. Our telephone number is (651) 389-4800.

The Exchange Offer	We are offering to exchange, on a one-for-one basis, New Units, each consisting of two Shares, four Series B Exchange Warrants and four Series C Reset Warrants (together, the “New Warrants”), for the outstanding Units (the “Existing Units”) tendered by holders on or prior to the Expiration Date, upon the terms and subject to the conditions described in this Offer Letter and the related letter of transmittal and as permitted under the terms of the Exchange Offer. Subject to the satisfaction or waiver of all conditions to the Exchange Offer, Existing Units that are validly tendered and not validly withdrawn will be accepted for exchange in accordance with the terms of the Exchange Offer.

Purpose of the Exchange Offer

The purpose of the Exchange Offer is to (i) eliminate all or a large part of the market overhang related to the Series A Warrants included in the Existing Units arising from provisions of the Series A Warrants pursuant to which the number of shares issuable upon a cashless exercise increases as the market value of the stock decreases, subject to certain limitations; (ii) avoid uncertainty regarding the Company’s capital structure due to volatility in the market price of our common stock as such price could impact the number of shares of common stock issuable upon the exercise of the Series A Warrants; and (iii) provide reasonable value to the holders of our Existing Units while keeping the dilution relating to the Exchange Offer at a reasonable level. See “General Terms of the Exchange Offer.”

Market Value of the Existing Units	The Existing Units are listed and traded on The NASDAQ Capital Market (“NASDAQ”) under

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the symbol “SKLNU.” On February 9, 2016, the average of the high and low sale price per Existing Unit was $9.00. We urge you to obtain current market price information for the Existing Units before deciding whether to participate in the Exchange Offer. For trading information regarding such securities, you may contact the Information Agent at the telephone number set forth in “Additional Information; Miscellaneous.”

Our shares of common stock are traded on NASDAQ under the symbol “SKLN.” The last reported sale price of our shares of common stock on February 9, 2016 was $3.4785 per share.

Summary of the New Units	The New Units, upon issuance, will not be tradable, but will immediately separate into the component Shares and New Warrants.

See “Description of New Units, Shares and New Warrants Included in the Exchange Offer.”

Shares	All of the New Warrants contain provisions requiring an adjustment of the exercise price and number of shares of common stock issuable upon exercise of the New Warrant in the event of stock dividends, stock splits, reorganizations, reclassifications, consolidations and the like. The New Warrants will be issued in book entry form.

Terms of New Warrants	None of the New Warrants include the cashless exercise feature that is contained in the Series A Warrants included in the Existing Units, which results in an increasing number of shares of Common Stock issuable without consideration as the market value of our common stock decreases.

Terms of Series B Exchange Warrants	Each Series B Exchange Warrant entitles the registered holder to purchase one share of our common stock at an exercise price per share equal to $4.95 (as it may be adjusted, the

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“Series B Exercise Price”). The Series B Exchange Warrants are exercisable for a period of five years following the date of issuance. The Series B Exchange Warrants are subject to redemption by us for $0.01 per Series B Exchange Warrant at any time commencing 90 days after the date of issuance following a period where the closing trading price of our common stock exceeds 200% of the Series B Exercise Price (initially, $9.90 per share) for a period of 20 consecutive trading days, on 10 business days’ prior written notice by us; provided, that our right to redeem the Series B Exchange Warrants is subject to the condition that a registration statement is effective with respect to the sale of the Warrant Shares.

The terms of the Series B Exchange Warrants are similar to those of the existing Series A Warrants, except that (i) we intend to apply for listing of the Series B Exchange Warrants for trading, (ii) the Series B Exchange Warrants do not have a cashless exercise feature and (iii) the Series B Exchange Warrants are subject to redemption as described in the preceding paragraph.

Terms of Series C Reset Warrants	Each outstanding Series C Reset Warrant entitles the registered holder to purchase one share of our common stock at an exercise price per share equal to $2.00 (as it may be adjusted, the “Series C Exercise Price”). The Series C Reset Warrants are exercisable for a period of six months following the date of issuance. If at any time commencing 90 days after the date of issuance and ending five business days before the expiration of the Series C Reset Warrants, the trailing average 30-day Volume Weighted Average Price (“VWAP”) of our common stock on The NASDAQ Capital Market is lower than the then-current Series C Exercise Price, then the Series C Exercise Price will reset thereafter to the trailing average 30-day VWAP at such time, subject to a minimum Series C Exercise Price of $1.00 per share (subject to adjustment for stock dividends,

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stock splits, reorganizations, reclassifications, consolidations and the like). We intend to apply for listing of the Series C Reset Warrants for trading.

Expiration Date	The Exchange Offer will expire on the Expiration Date, which is at 5:00 p.m., Eastern time, on February 22, 2016, unless extended by us at our sole discretion.

Settlement Date	The settlement of the Exchange Offer will occur promptly after the Expiration Date.

Procedure for Participating in the Exchange Offer	In all cases, the issuance of the New Units pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of the Existing Units, the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed and any required signature guarantees and other documents required by the Letter of Transmittal.

In lieu of physically completing and signing the Letter of Transmittal and delivering it to the Exchange Agent, DTC participants may electronically transmit their acceptance of the Exchange Offer through DTC’s automated tender offer program, for which the transaction will be eligible.

By signing or agreeing to be bound by the Letter of Transmittal and other required documents, you will represent to us that, among other things:

• any New Units that you receive will be acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person to participate in the distribution of the New Units;

• if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the New Units; and

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• if you are a broker-dealer, that you will receive New Units for your own account in exchange for Existing Units that were acquired as a result of market-making activities or other trading activities and that you will deliver a prospectus in connection with any resale of the components of the New Units.

Please do not send letters of transmittal to us, the Dealer Manager or the Information Agent. You should send letters of transmittal only to the Exchange Agent, at its office as indicated under “Additional Information; Miscellaneous” in this Offer Letter and in the letter of transmittal. The Exchange Agent can answer your questions regarding how to tender your Existing Units.

Procedures for Tendering Existing Units Through a Custodian	If you are a beneficial owner of Existing Units, but the holder of such Existing Units is a custodial entity such as a bank, broker, dealer, trust company or other nominee, and you seek to tender your Existing Units pursuant to the Exchange Offer, you must provide appropriate instructions to such holder of the Existing Units in order to participate through DTC’s automated tender offer program with respect to such Existing Units. You should keep in mind that your intermediary may require you to take action with respect to the Exchange Offer a number of days before the Expiration Date in order for such entity to tender Existing Units on your behalf prior to the expiration of the Exchange Offer in accordance with the terms of the Exchange Offer.

Withdrawal of Tenders	Your right to tender any Existing Units pursuant to the Exchange Offer will expire at the Expiration Date. You can withdraw the tender of your Existing Units in connection with the Exchange Offer at any time before the Expiration Date.

Acceptance of Existing Units and Delivery of New Units	We will accept any and all outstanding Existing Units that are properly tendered in this

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Exchange Offer on or before 5:00 p.m., Eastern time, on the Expiration Date, if all the conditions to the completion of this Exchange Offer are satisfied or waived. We will deliver New Units to you promptly after the Expiration Date and acceptance of your Existing Units for New Units. Please refer to the section in this Offer Letter entitled “General Terms of the Exchange Offer.”

Return of Existing Units	If we do not accept any Existing Units tendered in the Exchange Offer for any reason described in the terms and conditions of the Exchange Offer or if any Existing Units tendered are withdrawn pursuant to the terms of the Exchange Offer, we will return such Existing Units without expense to the exercising holder.

Conditions to the Exchange Offer

The Exchange Offer is subject to the conditions discussed under “General Terms of the Exchange Offer —Conditions to the Exchange Offer,” including, among other things, registration statement on Form S-4 (filed on January 22, 2016, as amended by Amendment No. 1 on Form S-4/A filed on February 11, 2016) (the “Registration Statement”), including the prospectus which forms a part of such Registration Statement, shall have become effective under the Securities Act and not be subject to a stop order, and no proceedings for that purpose shall have been instituted or be pending or, to our knowledge, be contemplated or threatened by the SEC. We also will not be required, but we reserve the right, to waive any of the conditions to this Exchange Offer, other than the condition relating to the effectiveness of the Registration Statement and such Registration Statement not being subject to a stop order or any proceedings for that purpose. We have the right, in our sole discretion, to terminate or withdraw the Exchange Offer if any of the conditions described in this Offer Letter are not satisfied or waived.

See “General Terms of the Exchange Offer — Conditions to the Exchange Offer.”

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Extension; Waivers and Amendments; Termination	Subject to applicable law, we reserve the right to (1) extend the Exchange Offer; (2) waive any and all conditions to or amend the Exchange Offer in any respect (except as to the condition that the Registration Statement having become effective under the Securities Act and such Registration Statement not being subject to a stop order or any proceedings for that purpose, which condition we cannot waive); or (3) terminate the Exchange Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled Expiration Date. See “General Terms of the Exchange Offer— Extensions, Termination or Amendment.”

Differences between the Existing Units and the New Units	There are material differences between the terms of the Existing Units and the terms of the New Units, including with respect to terms relating to the exercise expiration date and exercise price of the New Warrants included therein and the lack of the cashless exercise provision in the Series A Warrants included in the Existing Units.

Dealer Manager	Source Capital Group, Inc. is serving as the Dealer Manager for the Exchange Offer.

Information Agent	D.F. King & Co., Inc. is serving as the Information Agent in connection with the Exchange Offer. Questions or requests for assistance, or for additional copies of the Exchange Offer documents, Letter of Transmittal or other materials should be directed to: D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005 (Main Phone: (212) 269-5550; Toll-Free: (866) 406-2283; Email: sklnu@dfking.com).

Depositary and Exchange Agent	Corporate Stock Transfer, Inc. is serving as the Depositary and Exchange Agent in connection with the Exchange Offer. Deliveries should be addressed to: Corporate Stock Transfer, Inc., 3200 Cherry Creek South Drive, Suite 430,

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Denver, CO 80209.

U.S. Federal Income Tax Considerations	We recommend that you consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Exchange Offer. See “Certain U.S. Federal Income Tax Considerations” for a discussion of the material U.S. Federal Income Tax Consequences of participating in the Exchange Offer.

Registration	The New Units, the Shares, the New Warrants and the Warrant Shares will be registered pursuant to the Registration Statement at the time the New Units are issued. See “Description of New Units, Shares and New Warrants Included in the Exchange Offer.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the New Units. We may receive proceeds from the exercise of the New Warrants, and we intend to use any such proceeds for working capital purposes.

Risk Factors	See “Risk Factors” and other information included in this Offer Letter for a discussion of factors you should consider carefully before investing pursuant to the terms of this Offer Letter.

Consequences to Holders Who Do Not Participate in the Exchange Offer	If you do not participate in this Exchange Offer, the trading market for your Existing Units will become more limited to the extent other holders of Existing Units participate in the Exchange Offer. See “General Terms of the Exchange Offer—Consequences of Failure to Participate in the Exchange Offer” and “Risk Factors.”

Further Information	Please direct questions or requests for assistance, or for additional copies of this Offer Letter, Letter of Transmittal or other materials, in writing, to the Information Agent: D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005 (Main Phone: (212) 269-5550;

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Toll-Free: (866) 406-2283; Email: sklnu@dfking.com). See Section 13., “Additional Information; Miscellaneous.”

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THE OFFER

Risks of Participating In the Offer

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in Section 12. below. Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisors as necessary before deciding whether to participate in the Offer. In addition, the Company strongly encourages you to read this Offer Letter in its entirety and review the documents referred to in Sections 8., 9., 12. and 13.

1.             GENERAL TERMS OF THE EXCHANGE OFFER

Purpose of the Exchange Offer

We are making the Exchange Offer in order to (i) eliminate all or a large part of the market overhang related to the Series A Warrants included in the Existing Units arising from provisions of the Series A Warrants pursuant to which the number of shares issuable upon a cashless exercise increases as the market value of the stock decreases, subject to certain limitations; (ii) avoid uncertainty regarding the Company’s capital structure due to volatility in the market price of our common stock as such price could impact the number of shares of common stock issuable upon the exercise of the Series A Warrants; and (iii) provide reasonable value to the holders of our Existing Units while keeping the dilution relating to the Exchange Offer at a reasonable level.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this Offer Letter, our registration statement on Form S-4 (filed on January 22, 2016, as amended by Amendment No. 1 on Form S-4/A filed on February 11, 2016) (the “Registration Statement”) and in the Letter of Transmittal, we are offering to issue up to an aggregate of 1,859,010 New Units, consisting of an aggregate of 3,718,020 Shares, 7,436,040 Series B Exchange Warrants and 7,436,040 Series C Reset Warrants, to the holders of outstanding Existing Units who validly tender their Existing Units on or prior to the Expiration Date. All outstanding Existing Units that are (i) not tendered prior to the Expiration Date; or (ii) tendered but withdrawn any time before the Expiration Date or, for any valid reason, not accepted by us, will continue to be outstanding according to their terms unmodified.

As of February 9, 2016, there are outstanding 1,895,010 Existing Units subject to the Exchange Offer. This Offer Letter, the Registration Statement and the letter of transmittal are being sent to all registered holders of the outstanding Existing Units. There will be no fixed record date for determining registered holders of the outstanding Existing Units entitled to participate in the Exchange Offer. The Existing Units that were issued to former holders of shares of our Series A Preferred Stock in exchange for such shares may participate in the Exchange Offer.

The Exchange Agent will act as agent for the tendering holders of the Existing Units for the purposes of receiving (i) the Existing Units and (ii) the completed, signed and dated Letter of Transmittal and other required documents. We will issue the New Units promptly after the Expiration Date.

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We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated by the SEC thereunder.

Market and Trading Information

The Existing Units are listed and traded on The NASDAQ Capital Market (“NASDAQ”) under the symbol “SKLNU.” On February 9, 2016, the average of the high and low sale price per Existing Unit was $9.00. We urge you to obtain current market price information for the Existing Units before deciding whether to participate in the Exchange Offer. For trading information regarding such securities, you may contact the Information Agent at the telephone number set forth in this Offer Letter.

The New Units, upon issuance, will not be tradable, but will immediately separate into the component Shares and New Warrants. We intend to apply for listing of the Series B Exchange Warrants and the Series C Reset Warrants for trading.

Expiration Date

The Exchange Offer will expire on the Expiration Date, which is at 5:00 p.m., Eastern Time, on February 22, 2016 unless extended by us at our sole discretion.

Extensions, Termination or Amendment

Subject to applicable law, we expressly reserve the right, at any time or at various times, and regardless of whether any events preventing satisfaction of the conditions to the Exchange Offer, to extend the period of time during which the Exchange Offer is open by giving oral (to be confirmed in writing) or written notice of such extension to the Exchange Agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law.

During any extension of the Exchange Offer, all Existing Units previously tendered and not accepted by us will remain subject to the Exchange Offer and may, subject to the terms and conditions of the Exchange Offer, be accepted by us, and all Existing Units previously tendered and accepted by us pursuant to the Exchange Offer will remain effective. In addition, we may waive conditions without extending the Exchange Offer in accordance with applicable law.

If any of the conditions described below under “— Conditions to the Exchange Offer” have not been satisfied with respect to the Exchange Offer, we reserve the right, at our sole discretion:

•	to extend the Exchange Offer,

•	to delay accepting any Existing Units tendered pursuant to the Exchange Offer,

•	to terminate the Exchange Offer, or

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•	to otherwise amend the Exchange Offer in any respect in compliance with applicable securities laws and stock exchange rules.

Announcements

Any extension, termination or amendment of the Exchange Offer will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means of announcement that we deem appropriate.

Partial Tender Permitted

If you choose to participate in the Offer, you may tender less than all of your Existing Units pursuant to the terms of the Offer, pursuant to the terms of the Letter of Transmittal and this Offer Letter.

Approval of the Offer; No Recommendation; Holder’s Own Decision

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE EXCHANGE AGENT OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER EXISTING UNITS. EACH HOLDER OF AN EXISTING UNIT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS EXISTING UNITS.

2.              PROCEDURE FOR PARTICIPATION IN THE EXCHANGE OFFER

General

In order to participate in the Exchange Offer, you must tender your Existing Units as described below. It is your responsibility to tender your Existing Units. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in tendering your Existing Units pursuant to the Exchange Offer, please contact the Exchange Agent whose addresses and telephone numbers are listed in “Additional Information; Miscellaneous.”

The method of tendering the Existing Units and delivering the Letters of Transmittal and other required documents is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No Existing Units, Letters of Transmittal or other required documents should be sent to the Company, the Dealer-Manager or the Information Agent.

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Proper Participation in the Exchange

All Existing Units are currently held in book-entry form through DTC. Except as set forth below with respect to DTC’s automated tender offer program procedures, for a holder of Existing Units to tender their Existing Units pursuant to the Exchange Offer, the Existing Units and a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any signature guarantees and any other documents required by the Instructions to the Letter of Transmittal, or an Agent’s Message in lieu thereof, must be received by the Exchange Agent in accordance with the wire instructions specified in the Letter of Transmittal and at the address or facsimile number set forth in “Additional Information; Miscellaneous” prior to the Expiration Date.

In all cases, the issuance of the New Units pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of:

•	a Book-Entry Confirmation with respect to the tender of Existing Units;

•	the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, or an Agent’s Message in lieu thereof; and

•	any required signature guarantees and other documents required by the Letter of Transmittal.

Book-Entry Transfer

The Exchange Agent has or will establish an account with respect to the Existing Units at DTC for purposes of the Exchange Offer, and any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the record owner of the Existing Units may make book-entry delivery of Existing Units by causing DTC to transfer the Existing Units into the Exchange Agent’s account at DTC in accordance with DTC’s procedure for transfer. Although delivery of Existing Units may be effected through book-entry transfer into the Exchange Agent’s account at DTC, either an Agent’s Message or a Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, along with any required signature guarantees and any other required documents, must be transmitted to and received by the Exchange Agent in accordance with the wire instructions specified in the Letter of Transmittal and at one of the addresses set forth in “Additional Information; Miscellaneous” prior to the Expiration Date.

Tender of Existing Units and Participation in the Exchange Offer Through DTC’s Automated Tender Offer Program

In lieu of physically completing and signing the Letter of Transmittal and delivering it to the Exchange Agent, DTC participants may electronically transmit their acceptance of the Exchange Offer through DTC’s automated tender offer program, for which the transaction will be eligible. In accordance with DTC’s automated tender offer program procedures, DTC will then verify the acceptance of the Exchange Offer and send an Agent’s Message to the Exchange Agent for its acceptance.

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If a holder of Existing Units transmits its acceptance through DTC’s automated tender offer program, delivery of such Existing Units must be made to the Exchange Agent pursuant to the book-entry delivery procedures set forth herein. Unless such holder of Existing Units tenders Existing Units by book-entry delivery, we may, at our option, treat such exercise as defective for purposes of acceptance and the right to receive the New Units pursuant to the Exchange Offer. Delivery of documents to DTC (physically or by electronic means) does not constitute delivery to the Exchange Agent. If you desire to tender Existing Units prior to the Expiration Date, you must allow sufficient time for completion of the DTC’s automated tender offer program procedures during the normal business hours of DTC on such date.

Procedures for Tendering Existing Units Held Through a Custodian

If you are a beneficial owner of Existing Units, but the holder of such Existing Units is a custodial entity such as a bank, broker, dealer, trust company or other nominee, and you seek to tender your Existing Units pursuant to the Exchange Offer, you must provide appropriate instructions to such holder of the Existing Units in order to tender through DTC’s automated tender offer program with respect to such Existing Units. Beneficial owners may be instructed to complete and deliver an instruction letter to such holder of Existing Units for this purpose. We urge you to contact such person that holds Existing Units for you if you wish to tender your Existing Units pursuant to the Exchange Offer.

Signature Guarantees

Signatures on all Letters of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program (a “Medallion Signature Guarantor”), unless the Letter of Transmittal is delivered, and any tendered Existing Units thereby are delivered (i) by a registered holder of Existing Units (or by a participant in DTC whose name appears on a security position listing as the owner of such Existing Units) who has not completed either the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” on the Letter of Transmittal or (ii) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”). If the Existing Units are registered in the name of a person other than the signer of the Letter of Transmittal, or if Existing Units not accepted for exercise pursuant to the Exchange Offer are to be returned to a person other than such holder of Existing Units, then the signatures on the Letters of Transmittal accompanying the delivery of the Existing Units must be guaranteed by a Medallion Signature Guarantor as described above.

Determination of Validity of Tender of Existing Units

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Existing Units pursuant to this Exchange Offer and any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our sole discretion, which determination will be final and binding, subject to the rights of our Existing Unit holders to challenge such determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of Units determined by us not to be in proper form, or if the acceptance of or tender of Existing Units may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any conditions to the Exchange Offer that we are legally permitted to waive.

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Your tender of Existing Units pursuant to the Exchange Offer will not be deemed to have been made until all defects or irregularities in your exercise have been cured or waived. Neither we, the Exchange Agent nor any other person or entity is under any duty to give notification of any defects or irregularities in any exercise or withdrawal of any exercise pursuant to the Exchange Offer, or will incur any liability for failure to give any such notification.

Please do not send letters of transmittal to us, the Dealer Manager or the Information Agent. You should send letters of transmittal only to the Exchange Agent, at its office as indicated under “Additional Information and Miscellaneous” in this Offer Letter and in the letter of transmittal. The Exchange Agent can answer your questions regarding how to tender your Existing Units.

Your Representations to Us

By signing or agreeing to be bound by the Letter of Transmittal and other required documents, you will represent to us that, among other things:

•	any New Units that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the New Units;

•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the New Units; and

•	if you are a broker-dealer, that you will receive New Units for your own account in exchange for the tender of the Existing Units that were acquired as a result of market-making activities or other trading activities and that you will deliver a prospectus in connection with any resale of such New Units.

Interests of Certain Persons in the Exchange Offer

The Company’s President, Chief Executive Officer and Interim Chairman of the Board, Joshua Kornberg, holds 2,778 Existing Units, which he acquired as Exchange Units. See “Background and Purpose of the Exchange Offer—Exchange Units.” Mr. Kornberg intends to tender all of his Existing Units for New Units in the Exchange Offer. Other than Mr. Kornberg, none of our directors, officers or their affiliates beneficially owns any of the Existing Units and, therefore, will not participate in the Exchange Offer.

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Resales

Each broker-dealer that receives New Units for its own account in exchange for the tender of Existing Units, where such Existing Units were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Units.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the Exchange Offer, we will not be required to accept the tendered Existing Units pursuant to the Exchange Offer or to issue the New Units pursuant to the Exchange Offer, and may terminate, amend or extend the Exchange Offer or delay issuing the New Units, if any of the following shall occur or exist or have not been satisfied, or have not been waived by us, prior to the Expiration Date:

•	no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Exchange Offer or the exchange of Existing Units for New Units under the Exchange Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the Exchange Offer or the exchange of Existing Units for New Units under the Exchange Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Exchange Offer or the exchange of Existing Units for New Units under the Exchange Offer;

•	there shall not have occurred:

o	any general suspension of or limitation on trading in securities on The NASDAQ Capital Market, whether or not mandatory,

o	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory,

o	a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, or

o	in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; and

•	the SEC shall have declared our Registration Statement effective and such Registration Statement shall not be subject to a stop order, and no proceedings for that purpose shall have been instituted or be pending or, to our knowledge, be contemplated or threatened by the SEC;

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•	The Series B Exchange Warrants and the Series C Reset Warrants shall be approved for listing on the NASDAQ Capital Market, another national exchange or the OTC Markets Group.

These conditions are for our benefit and may be asserted by us or may be waived by us, including any action or inaction by us giving rise to any condition, in whole or in part, at any time and from time to time at or prior to the Expiration Date, in our reasonable discretion. We may additionally terminate the Exchange Offer if any condition is not satisfied on or prior to the Expiration Date. If any of these events occur, subject to the termination rights described above, we may (i) return any tendered Existing Units to you, (ii) extend the Exchange Offer and retain all tendered Existing Units until the expiration of the extended Exchange Offer, or (iii) amend the Exchange Offer in any respect by giving oral or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by law. Notwithstanding the foregoing, in no event may we terminate, amend or extend the Exchange Offer or delay issuing the New Units if the occurrence, existence or nonsatisfaction of any of the foregoing resulted from our action or failure to act.

We have not made a decision as to what circumstances would lead us to waive any condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the Exchange Offer. We will give holders of Existing Units notice of such amendments as may be required by applicable law.

3.              WITHDRAWAL RIGHTS

Withdrawal of Tender and Participation in this Exchange Offer

Your right to withdraw the tender of any Existing Units pursuant to the Exchange Offer will expire at the Expiration Date.

To be effective, a written or facsimile transmission notice of withdrawal of a tender of Existing Units or a properly transmitted “Request Message” through DTC’s automated tender offer program system must:

•	be received by the Exchange Agent at one of the addresses specified in “Additional Information; Miscellaneous” prior to the Expiration Date;

•	specify the name of the holder of the tendered Existing Units to be withdrawn;

•	contain the description of the Existing Units to be withdrawn; and

•	be signed by the holder of the Existing Units in the same manner as the original signature on the Letter of Transmittal or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the Existing Units into the name of the person withdrawing the tender of such Existing Units.

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If the tendered Existing Units to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt by the Exchange Agent of written or facsimile transmission of the notice of withdrawal or revocation (or receipt of a Request Message) even if physical release is not yet effected. A withdrawal of tendered Existing Units can only be accomplished in accordance with the foregoing procedures.

If you withdraw tendered Existing Units, you will have the right to re-tender such Existing Units on or prior to the Expiration Date in accordance with the procedures described above for tendering Existing Units. If we amend or modify the terms of the Exchange Offer, or the information concerning the Exchange Offer, in a manner determined by us to constitute a material change to the holders of the Existing Units, we will disseminate additional Exchange Offer materials and extend the period of the Exchange Offer, including any withdrawal rights, to the extent required by law and as we determine necessary. An extension of the Expiration Date will not affect a holder of Existing Unit’s withdrawal rights.

Return of Existing Units

If we do not accept any Existing Units in the Exchange Offer for any reason described in the terms and conditions of the Exchange Offer or if a greater number of Existing Units are tendered than the holder of the Existing Units desires to tender and exchange in the Exchange Offer or if the Existing Units so tendered are withdrawn pursuant to the terms of the Exchange Offer, we will return such Existing Units without expense to the holder. In the case of Existing Units that are tendered by book-entry transfer into the Exchange Offer’s account at DTC according to the procedures described below, such Existing Units will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the Exchange Offer.

4.              ACCEPTANCE OF EXISTING UNITS AND ISSUANCE OF SHARES

Acceptance of Tendered Existing Units Pursuant to the Exchange Offer

If the conditions to the Exchange Offer are satisfied, or if we waive all of the conditions that have not been satisfied, we will accept, on the Expiration Date and after we receive completed and duly executed letters of transmittal or Agent’s Messages (as defined below) with respect to any and all of the Existing Units tendered at such time, the tendered Existing Units by notifying the Exchange Agent of our acceptance. The notice may be oral if we promptly confirm it in writing.

An “Agent’s Message” is a message transmitted by The Depository Trust Company (“DTC”), received by the Exchange Agent and forming part of the timely confirmation of a book entry transfer (“Book-Entry Confirmation”), which states that DTC has received an express acknowledgement from you that you have received this Offer Letter and our Registration Statement and agree to be bound by the terms of the Letter of Transmittal, and that we may enforce such agreement against you.

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We expressly reserve the right, in our sole discretion, to delay acceptance of the Existing Units tendered pursuant to the Exchange Offer, or to terminate the Exchange Offer and not accept the Existing Units tendered pursuant to the Exchange Offer, (1) if any of the conditions to the Exchange Offer shall not have been satisfied or validly waived by us, or (2) in order to comply in whole or in part with any applicable law.

In all cases, the New Units will be issued only after timely receipt by the Exchange Agent of (1) Book-Entry Confirmation of the New Units into the Exchange Agent’s account at DTC, (2) the properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or an Agent’s Message in lieu thereof, and (3) any other documents required by the Letter of Transmittal.

For purposes of the Exchange Offer, we will have accepted the Existing Units tendered pursuant to the Exchange Offer, if, as and when we give oral or written notice to the Exchange Agent of our acceptance of such Existing Units pursuant to the Exchange Offer. In all cases, the issuance of the New Units will be made by the deposit of such consideration with the Exchange Agent, which will act as your agent for the purposes of receiving such consideration from us, and delivering such consideration to you.

If, for any reason whatsoever, acceptance of any Existing Units tendered or the issuance of the New Units is delayed or we extend the Exchange Offer or are unable to accept the tender of the Existing Units pursuant to the Exchange Offer, then, without prejudice to our rights set forth herein, we may instruct the Exchange Agent to retain the Existing Units tendered and such tender may not be withdrawn, subject to the limited circumstances described in “— Withdrawal of Tender” below.

We will have the right, which may be waived, to reject the defective tender of Existing Units pursuant to the Exchange Offer as invalid and ineffective. If we waive our rights to reject a defective tender, subject to the other terms and conditions set forth in the Exchange Offer and the Letter of Transmittal, you will be entitled to the New Units.

We will pay or cause to be paid all transfer taxes with respect to the tender of the Existing Units pursuant to the Exchange Offer unless the box titled “Special Issuance Instructions” or the box titled “Special Delivery Instructions” on the Letter of Transmittal has been completed, as described in the instructions thereto.

5.              BACKGROUND AND PURPOSE OF THE OFFER

2015 Unit Offering

On August 31, 2015, the Company closed an underwritten public offering of 1,666,667 Units (the “Units”), each consisting of one share of our common stock, one share of our Series B Convertible Preferred Stock and four Series A Warrants. Each share of Series B Convertible Preferred Stock is convertible at the option of the holder into one share of our common stock. Each Series A Warrant is exercisable into one share of our common stock at an exercise price of $4.95 per share. The public offering price for the Units was $9.00 per Unit and the purchase price for Dawson James Securities, Inc., which served as the underwriter (the “Underwriter”) in the offering of Units was $8.28 per Unit, resulting in an underwriting discount and commission of $0.72 (or 8.00%) per Unit and total net proceeds to the Company before expenses of $13.8 million. The Company granted the Underwriter an option for a period of 45 days to purchase up to an additional 250,000 Units solely to cover over-allotments. The Underwriter chose not to purchase any additional Units under the over-allotment option. The Company agreed to issue to the Underwriter a unit purchase option (the “Unit Purchase Option”) more fully described below. The Company also agreed to pay the Underwriter a non-accountable expense allowance equal to 1% of the gross proceeds of the offering of Units (excluding any proceeds from the over-allotment option, if any), as well as to reimburse expenses incurred by the Underwriter of up to $70,000. The underwritten public offering of Units is referred to as the “Unit Offering.”

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The shares of our common stock, the shares of Series B Convertible Preferred Stock and the Series A Warrants that comprise the Units will automatically separate on February 29, 2016. However, the shares of our common stock, the shares of the Series B Convertible Preferred Stock and the Series A Warrants will become separable prior to February 29, 2016 if at any time after September 30, 2015 either (i) the closing price of our common stock on The NASDAQ Capital Market is greater than 200% of the Series A Warrants exercise price for a period of 20 consecutive trading days (the “Trading Separation Trigger”), (ii) all Series A Warrants in a given Unit are exercised for cash (solely with respect to the Units that include the exercised Series A Warrants) (a “Warrant Cash Exercise Trigger”) or (iii) the Units are delisted (the “Delisting Trigger”) from The NASDAQ Capital Market for any reason (any such event, a “Separation Trigger Event”). Upon the occurrence of a Separation Trigger Event, the Units will separate: (i) 15 days after the date of the Trading Separation Trigger, (ii) on the date of any Warrant Cash Exercise Trigger (solely with respect to the Units that include the exercised Series A Warrants) or (iii) on the date of the Delisting Trigger, as the case may be. We refer to the separation of the Units prior to February 29, 2016 as an Early Separation.

The Series B Convertible Preferred Stock will become convertible into common stock on February 29, 2016 or on the date of an Early Separation. In addition, the Series B Preferred Stock will automatically convert into shares of common stock upon the occurrence of certain fundamental transactions.  The Series A Warrants are exercisable upon the separation of the Units, provided that all Series A Warrants in a given Unit may be exercised for cash at any time after September 30, 2015.

Exchange Units

In connection with the Unit Offering, the Company agreed with holders of all of its of outstanding Series A Convertible Preferred Stock, par value $0.01, with a stated value of $100 per share (the “Series A Preferred Shares”) to exchange all of the Series A Preferred Shares for units with the same terms as the Units sold in the Unit Offering (the “Exchange Units”). In the exchange of Series A Preferred Shares for Units, for every dollar of stated value of Series A Preferred Shares tendered the holders received an equivalent value of Exchange Units based on the public offering price of the Units (the “Unit Exchange”). The Unit Exchange was consummated currently with the consummation of the Unit Offering. Upon effectiveness of the Unit Exchange, the Series A Preferred Shares were cancelled and resumed the status of authorized but unissued shares of preferred stock. On August 31, 2015, the Company consummated the Unit Exchange whereby the Company issued a total of 228,343 Exchange Units in exchange for the outstanding Series A Convertible Preferred Stock which were then cancelled. The Exchange Units were exempt from registration under the Securities Act pursuant to Section 3(a)(9) thereof. As part of the Unit Exchange, 250 shares of Series A Convertible Stock held by the Company’s President, Chief Executive Officer and Interim Chairman of the Board, Joshua Kornberg, were exchanged for 2,778 Units.

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Reasons for this Exchange Offer

We are making the Exchange Offer in order to (i) eliminate all or a large part of the market overhang related to the Series A Warrants included in the Existing Units arising from provisions of the Series A Warrants pursuant to which the number of shares issuable upon a cashless exercise increases as the market value of the stock decreases, subject to certain limitations; (ii) avoid uncertainty regarding the Company’s capital structure due to volatility in the market price of our common stock as such price could impact the number of shares of common stock issuable upon the exercise of the Series A Warrants; and (iii) provide reasonable value to the holders of our Existing Units while keeping the dilution relating to the Exchange Offer at a reasonable level.

We are permitting all current holders of Existing Units, including the Exchange Units, to tender their Existing Units and receive the New Units through this Exchange Offer. You should read the discussions under the headings “General Terms of the Exchange Offer,” and “Description of New Units, Shares and New Warrants Included in the Exchange Offer,” respectively, for more information about the Exchange Offer.

Interests of Directors and Officers and the Company

The names of the executive officers and directors of the Company who are persons specified in Instruction C to Schedule TO are set forth below. The business address for each such person is c/o Skyline Medical Inc. 2915 Commers Drive, Suite 900, Eagan, Minnesota 55121 and the telephone number for each such person is (651) 389-4800.

Name	Position
Josh Kornberg	President, Chief Executive Officer, and Interim Chairman of the Board
Thomas J. McGoldrick	Director
Andrew P. Reding	Director
Richard Taney	Director
David O. Johnson	Chief Operating Officer
Bob Myers	Chief Financial Officer

The Company’s President, Chief Executive Officer and Interim Chairman of the Board, Joshua Kornberg, holds 2,778 Existing Units, which he acquired as Exchange Units. See “Background and Purpose of the Exchange Offer—Exchange Units.” Mr. Kornberg intends to tender all of his Existing Units for New Units in the Exchange Offer. Other than Mr. Kornberg, none of our directors, officers or their affiliates beneficially owns any of the Existing Units and, therefore, will not participate in the Exchange Offer.

Securities Transactions

The Company has not engaged in any securities transactions in the 60-day period prior to the date of this Offer Letter.

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Except as set forth below in Section 8, there are no present plans or proposals by the Company that relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (b) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (c) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (d) any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; (e) any other material change in the Company’s corporate structure or business; (f) any class of equity security of the Company to be delisted from a national securities exchange; (g) any class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (h) the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; or (i) changes in the Company’s Certificate of Incorporation, as amended, or Bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company by any person. The exchange of Existing Units pursuant to the Offer will result in the acquisition by each exchanging holder of New Units.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES OR THE EXCHANGE AGENT OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION WHETHER YOU SHOULD TENDER ANY EXISTING UNITS EACH HOLDER OF AN EXISTING UNIT MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS EXISTING UNITS.

6.                  PRICE RANGE OF SHARES AND EXISTING UNITS

Our common stock is listed on The NASDAQ Capital Market under the symbol “SKLN.” Prior to August 31, 2015, our common stock was quoted by the OTCQB under the symbol “SKLN.QB.” The following table sets forth the high and low bid information for our common stock for each quarter within our last two fiscal years as reported by The NASDAQ Capital Market or the OTCQB, as applicable. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns, or commissions, and do not necessarily reflect actual transactions. These prices reflect the 1:75 reverse stock split effected on October 24, 2014, as well as rounding.

Common Stock

	High	Low
2016
Quarter ending March 31, 2016 (through February 9, 2016)	$3.80	$2.38

2015
Quarter ended December 31, 2015	6.76	2.31
Quarter ended September 30, 2015	5.78	2.75
Quarter ended June 30, 2015	7.15	2.00
Quarter ended March 31, 2015	7.00	2.00

2014
Quarter ended December 31, 2014	10.88	3.25
Quarter ended September 30, 2014	18.00	5.25
Quarter ended June 30, 2014	14.25	7.95
Quarter ended March 31, 2014	21.75	13.13

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Units

Our Existing Units commenced trading on August 26, 2015. The following table sets forth the high and low bid prices for the Existing Units for each quarter subsequent to August 26, 2015 as reported by The NASDAQ Capital Market.

	High	Low
2016
Quarter ending March 31, 2016 (through February 9, 2016)	$9.70	$7.00

2015
Quarter ended December 31, 2015	8.95	6.17
Quarter ended September 30, 2015 (commencing August 26, 2015)	10.00	7.00

As of February 9, 2016, the closing price for shares of our common stock was $3.4785 per share, and the closing price for the Existing Units was $9.00 per Unit, on The NASDAQ Capital Market.

Holders

As of December 31, 2015, there were approximately 144 stockholders of record of our common stock and 21 holders of record of the Existing Units.

Dividend Policy

We follow a policy of retaining earnings, if any, to finance the expansion of our business. We have not paid, and do not expect to declare or pay, cash dividends in the foreseeable future.

7.              SOURCE AND AMOUNT OF FUNDS

Because this transaction is an offer to holders to exchange their Existing Units for New Units, there is no source of funds or other cash consideration being paid to us to from those tendering Existing Units pursuant to the Exchange Offer. We estimate that the total amount of cash required to complete the transactions contemplated by the Exchange Offer, including the payment of any fees, expenses and other related amounts incurred in connection with the transactions will be approximately $1,000,000. We expect to have sufficient funds to complete the transactions contemplated by the Exchange Offer and to pay fees, expenses and other related amounts from our cash on hand.

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8.            TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES

Other than as set forth in the Company’s Certificate of Incorporation, as amended, and Bylaws, there are no agreements, arrangements or understandings between the Company, or any of its directors or executive officers, and any other person with respect to the Company’s outstanding securities.

Other Agreements

The Company has retained Corporate Stock Transfer, Inc. to act as Exchange Agent and D.F. King Co., Inc. to act as the Information Agent. The Company may contact Existing Unit holders by mail, telephone, facsimile, or other electronic means, and may request brokers, dealers, commercial banks, trust companies and other nominee warrant holders to forward material relating to the offer to beneficial owners. Corporate Stock Transfer, Inc. and D.F. King Co., Inc. will receive reasonable and customary compensation for their respective services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will be indemnified by the Company against certain liabilities and expenses in connection therewith.

We have retained Source Capital Group, Inc. to act as dealer manager (the “Dealer Manager”) in connection with the Exchange Offer.

We will pay the Dealer Manager customary fees for its services in connection with the Exchange Offer and will also reimburse the Dealer Manager for certain out-of-pocket expenses, including certain fees and expenses of its legal counsel incurred in connection with the Exchange Offer. The Dealer Manager’s fee will be calculated based on the value of the Existing Units tendered. The obligations of the Dealer Manager are subject to certain conditions. We have agreed to indemnify the Dealer Manager against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that the Dealer Manager may be required to make in respect thereof.

From time to time, the Dealer Manager has provided, and may in the future provide, investment banking, commercial banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees and other compensation.

9.             FINANCIAL INFORMATION REGARDING THE COMPANY

The financial information included under Part II, Item 8 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and under Part I, Item 1 in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 is incorporated herein by reference and is available for review on the SEC’s website at www.sec.gov and on the Company’s website at www.skylinemedical.com.

10.          CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax consequences to holders that are U.S. persons (as defined for U.S. federal income tax purposes) that own and hold Existing Units as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and that exchange Existing Units for New Units pursuant to the Exchange Offer. This discussion does not address all of the tax consequences that may be relevant to a holder based on its individual circumstances and does not address tax consequences applicable to holders that may be subject to special tax rules, including: financial institutions; insurance companies; regulated investment companies; tax-exempt organizations; dealers or traders in securities or currencies; holders that actually or constructively own 5% or more of our common stock; holders that hold Existing Units as part of a position in a straddle or a hedging, conversion or integrated transaction for U.S. federal income tax purposes; holders that have a functional currency other than the U.S. dollar; holders that received their Existing Units as compensation for the performance of services; or holders that are not U.S. persons. This summary does not address any state, local or foreign tax consequences or any U.S. federal non-income tax consequences of the exchange of Existing Units for New Units pursuant to the Exchange Offer or any tax reporting obligations of a holder. Holders should consult their tax advisors as to the specific tax consequences to them of the Exchange Offer in light of their particular circumstances.

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If an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes holds Existing Units, the tax treatment of a partner or owner in the partnership or other pass-through entity will generally depend on the status of the partner or owner and the activities of the partnership or other entity. Holders owning their Units through a partnership or other pass-through entity should consult their tax advisors regarding the U.S. federal income tax consequence of the entity exchanging Existing Units for New Units pursuant to the Exchange Offer.

This summary is based on the Code, applicable Treasury regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations by the Internal Revenue Service (“IRS”) or a court, which could affect the tax consequences described herein. The discussion of the federal income tax issues contained herein is not intended or written to be used, and cannot be used by you, for the purpose of avoiding penalties that may be imposed on you under the Code, and was written in connection with the promotion or marketing of the transaction(s) or matter(s) addressed by this communication. You should seek advice based on your particular circumstances from an independent tax advisor.

The exchange of Existing Units for New Units pursuant to the Exchange Offer should be treated as a “recapitalization” within the meaning of Code Section 368(a)(1)(E) pursuant to which (i) no gain or loss should be recognized by holders on the exchange of Existing Units for New Units, (ii) a holder’s aggregate tax basis in the New Units received in the exchange should equal the holder’s aggregate tax basis in its Existing Units surrendered in exchange therefor allocated between the New Units in proportion to their relative fair market values, and (iii) a holder’s holding period for the New Units received in the exchange should include its holding period for the surrendered Exchange Units. Special tax basis and holding period rules apply to holders that acquired different blocks of Exchange Units at different prices or at different times. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances.

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Certain of our “significant” holders exchanging Existing Units for New Units pursuant to the Exchange Offer may be required to furnish certain information to the IRS, including the fair market value of the holder’s Existing Units exchanged for New Units pursuant to the Exchange Offer and certain tax basis information. Holders should consult their tax advisors as to the applicability of these reporting requirements to their particular circumstances.

11.       FORWARD-LOOKING STATEMENTS; RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this Offer Letter and in our Prospectus, which forms of part of the Registration Statement, including our financial statements and related notes.

Risks Related to Our Business

We may require additional financing to sustain our operations, and if adequate financing is not available, we may be forced to go out of business. Such financing will be dilutive and feature restricted terms. Our independent public accounting firm has indicated in their audit opinion, contained in our financial statements, that they have serious doubts about our ability to remain a going concern.

We have not achieved profitability and anticipate that we will continue to incur net losses at least through the first quarter of 2016. We had revenues of $952,000 in 2014 and $471,000 in the first nine months of 2015, but we had negative operating cash flows of $3.4 million in 2014 and $4.6 million in the first nine months of 2015. As a result of our continued losses, our cash resources have not been sufficient to sustain our operations, and we have continued to depend on financing transactions to generate sufficient cash to stay in operation. Our private offerings of preferred stock and convertible debt in 2014 yielded aggregate gross proceeds of $3,555,000, and our public offering of Units in 2015 yielded net proceeds before expenses of $13.8 million; and, our cash balance was $7,733,000 as of September 30, 2015. As we manage our cash resources, our cash balance continues to fluctuate depending on the timing of receipt of product revenues and the proceeds of continued financing transactions, as well as the timing of our needs to pay for essential services and supplies to stay in operation. In April and May 2015 we raised gross proceeds of $250,000 from further private sales of convertible notes. These proceeds were used almost immediately, to pay essential resources, in order to stay in operation. We are currently incurring operating expenses of approximately $275,000 per month. Although we are attempting to curtail our expenses, there is no guarantee that we will be able to reduce these expenses significantly, and expenses for some periods may be higher as we prepare our product for broader sales, increase our sales efforts and maintain adequate inventories.

We believe that our cash on hand would be adequate to fund operations through the end of 2016. There is no assurance that we will not require additional funds before that time. If such financing is available, it may be highly dilutive to our existing stockholders and may otherwise include burdensome or onerous terms. Our inability to raise additional working capital at all or to raise it in a timely manner would negatively impact our ability to fund our operations, to generate revenues, and to otherwise execute our business plan, leading to the reduction or suspension of our operations and ultimately forcing us to declare bankruptcy, reorganize or to go out of business. Should this occur, the value of any investment in our securities could be adversely affected, and an investor would likely lose all or a significant portion of their investment. These factors raise substantial doubt about our ability to continue as a going concern.

As a result of the above factors, our independent registered public accountant firm has indicated in their audit opinion, included herein, that they have serious doubts about our ability to continue as a going concern. The financial statements included herein have been prepared assuming the Company will continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

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Our limited operating history makes evaluation of our business difficult.

We were formed on April 23, 2002 and to date have generated only moderate revenue year by year. Our ability to implement a successful business plan remains unproven and no assurance can be given that we will ever generate sufficient revenues to sustain our business. We have a limited operating history which makes it difficult to evaluate our performance. You must consider our prospects in light of these risks and the expenses, technical obstacles, difficulties, market penetration rate and delays frequently encountered in connection with the development of new businesses. These factors include uncertainty as to whether we will be able to:

•	raise capital;
•	develop and implement our business plan in a timely and effective manner;
•	be successful in uncertain markets;
•	respond effectively to competitive pressures;
•	successfully address intellectual property issues of others;
•	protect and expand our intellectual property rights; and
•	continue to develop and upgrade our products.

Our business is dependent upon proprietary intellectual property rights, which if we were unable to protect, could have a material adverse effect on our business.

We rely on a combination of patent, trade secret and other intellectual property rights and measures to protect our intellectual property. We currently own and may in the future own or license additional patent rights or trade secrets in the U.S. with non-provisional patents elsewhere in the world that cover certain of our products. We rely on patent laws and other intellectual property laws, nondisclosure and other contractual provisions and technical measures to protect our products and intangible assets. These intellectual property rights are important to our ongoing operations and no assurance can be given that any measure we implement will be sufficient to protect our intellectual property rights. Also, with respect to our trade secrets and proprietary know-how, we cannot be certain that the confidentiality agreements we have entered into with employees will not be breached, or that we will have adequate remedies for any breach. We may lose the protection afforded by these rights through patent expirations, legal challenges or governmental action. If we cannot protect our rights, we may lose our competitive advantage if these patents were found to be invalid in the jurisdictions in which we sell or plan to sell our products. The loss of our intellectual property rights could have a material adverse effect on our business.

If we become subject to intellectual property actions, this could hinder our ability to deliver our products and services and our business could be negatively impacted.

We may be subject to legal or regulatory actions alleging intellectual property infringement or similar claims against us. Companies may apply for or be awarded patents or have other intellectual property rights covering aspects of our technologies or businesses. Moreover, if it is determined that our products infringe on the intellectual property rights of third parties, we may be prevented from marketing our products. While we are currently not subject to any material intellectual property litigation, any future litigation alleging intellectual property infringement could be costly, particularly in light of our limited resources. Similarly, if we determine that third parties are infringing on our patents or other intellectual property rights, our limited resources may prevent us from litigating or otherwise taking actions to enforce our rights. Any such litigation or inability to enforce our rights could require us to change our business practices, hinder or prevent our ability to deliver our products and services, and result in a negative impact to our business. Expansion of our business via product line enhancements or new product lines to drive increased growth in current or new markets may be inhibited by the intellectual property rights of our competitors and/or suppliers. Our inability to successfully mitigate those factors may significantly reduce our market opportunity and subsequent growth.

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We face significant competition, including competition from companies with considerably greater resources than ours, and if we are unable to compete effectively with these companies, our market share may decline and our business could be harmed.

Our industry is highly competitive with numerous competitors ranging from well-established manufacturers to innovative start-ups. A number of our competitors have significantly greater financial, technological, engineering, manufacturing, marketing and distribution resources than we do. Their greater capabilities in these areas may enable them to compete more effectively on the basis of price and production and more quickly develop new products and technologies.

We estimate that the total market for surgical suction canisters is approximately $94 million and we estimate the total cost of using surgical canisters is greater than $94 million because this amount does not include the labor to handle the canisters, disposal costs and solidifying compounds commonly used to minimize exposure to health care workers. Our competitors include Cardinal Health, Inc., a medical manufacturer and distributor, and Stryker Instruments, a wholly owned subsidiary of Stryker Corporation, which has a leading position in our market. Both of these competitors are substantially larger than our company and are better capitalized than we are.

Companies with significantly greater resources than ours may be able to reverse engineer our products and/or circumvent our intellectual property position. Such action, if successful, would greatly reduce our competitive advantage in the marketplace.

We believe that our ability to compete successfully depends on a number of factors, including our technical innovations of unlimited suction and unlimited capacity capabilities, our innovative and advanced research and development capabilities, strength of our intellectual property rights, sales and distribution channels and advanced manufacturing capabilities. We plan to employ these and other elements as we develop our products and technologies, but there are many other factors beyond our control. We may not be able to compete successfully in the future, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand our development and marketing of new products, which could adversely impact the trading price of the shares of our common stock.

Our products require FDA clearance and our business will be subject to intense governmental regulation and scrutiny, both in the U.S. and abroad.

The production, marketing and research and development of our product is subject to extensive regulation and review by the FDA and other governmental authorities both in the United States and abroad. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record keeping. If we do not comply with applicable regulatory requirements, violations could result in warning letters, non-approvals, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

Periodically, legislative or regulatory proposals are introduced that could alter the review and approval process relating to medical products. It is possible that the FDA will issue additional regulations further restricting the sale of our present or proposed products. Any change in legislation or regulations that govern the review and approval process relating to our current and future products could make it more difficult and costly to obtain approval for new products, or to produce, market, and distribute existing products.

Our product has only recently entered the commercial market and we do not have enough customer experience with it to predict future demands.

The STREAMWAY FMS has been launched into the fluid management market. We are currently manufacturing the Product, following Good Management Practice compliance regulations, at a leased facility and anticipate the capability of producing the STREAMWAY FMS in sufficient quantities for future near term sales. We have contracted with a manufacturing company that fits our standards and costs. We have sold and installed a limited number of FMS Systems to date and unknown or unforeseen market requirements may arise.

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If our product is not accepted by our potential customers, it is unlikely that we will ever become profitable.

The medical industry has historically used a variety of technologies for fluid waste management. Compared to these conventional technologies, our technology is relatively new, and the number of companies using our technology is limited. The commercial success of our product will depend upon the widespread adoption of our technology as a preferred method by hospitals and surgical centers. In order to be successful, our product must meet the technical and cost requirements for these facilities. Market acceptance will depend on many factors, including:

•	the willingness and ability of customers to adopt new technologies;
•	our ability to convince prospective strategic partners and customers that our technology is an attractive alternative to conventional methods used by the medical industry;
•	our ability to select and execute agreements with effective distributors to market and sell our product; and
•	our ability to assure customer use of the Skyline proprietary cleaning fluid and in-line filter.

Because of these and other factors, our product may not gain market acceptance or become the industry standard for the health care industry. The failure of such companies to purchase our products would have a material adverse effect on our business, results of operations and financial condition.

We are dependent on a few key executive officers for our success. Our inability to retain those officers would impede our business plan and growth strategies, which would have a negative impact on our business and the value of an investment.

Our success depends on the skills, experience and performance of key members of our management team. We heavily depend on our management team: Joshua Kornberg, our President, Chief Executive Officer and Interim Chairman of the Board, David O. Johnson, our Chief Operating Officer, and Bob Myers, our Chief Financial Officer. We have entered into employment agreements with all members of our senior management team and we may expand the relatively small number of executives in our company. Were we to lose one or more of these key individuals, we would be forced to expend significant time and money in the pursuit of a replacement, which could result in both a delay in the implementation of our business plan and the diversion of our limited working capital. We can give you no assurance that we can find satisfactory replacements for these key individuals at all, or on terms that are not unduly expensive or burdensome to our company.

Our success is dependent on our ability to attract and retain technical personnel, sales and marketing personnel, and other skilled management.

Our success depends to a significant degree on our ability to attract, retain and motivate highly skilled and qualified personnel. Failure to attract and retain necessary technical, sales and marketing personnel and skilled management could adversely affect our business. If we fail to attract, train and retain sufficient numbers of these highly qualified people, our prospects, business, financial condition and results of operations will be materially and adversely affected.

Costs incurred because we are a public company may affect our profitability.

As a public company, we incur significant legal, accounting, and other expenses, and we are subject to the SEC’s rules and regulations relating to public disclosure that generally involve a substantial expenditure of financial resources. In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC, requires changes in corporate governance practices of public companies. We expect that full compliance with such rules and regulations will significantly increase our legal and financial compliance costs and make some activities more time-consuming and costly, which may negatively impact our financial results. To the extent our earnings suffer as a result of the financial impact of our SEC reporting or compliance costs, our ability to develop an active trading market for our securities could be harmed.

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Risks Related to Our Securities

From our inception through the date of our reincorporation in Delaware, our shares and other securities were issued in violation of the preemptive rights of existing stockholders, which could result in claims against us.

In 2013, it was brought to the attention of our management and Board of Directors that the Company was subject to preemptive rights under Minnesota corporate law, because the articles of incorporation did not “opt out” and deny them. Prior to our reincorporation in Delaware in December 2013the Company issued shares of common stock and other equity securities on numerous occasions to raise capital and for other purposes and, to our knowledge; we never complied with the Minnesota preemptive rights statute in connection with such issuances. Starting in December 2013, stockholders no longer had preemptive rights. In connection with issuances of securities prior to that time, we may be still subject to the claims of previous and current stockholders based on violations of their preemptive rights; the risk and magnitude of these claims are uncertain If there are any future claims, we intend to vigorously defend against such claims; however, there can be no assurance that the Company would not be liable for damages or other remedies that might have a material adverse effect on the Company’s financial condition or results of operations.

There is currently a limited public trading market for our common stock and we cannot assure you that a more active public trading market for our common stock will develop or be sustained. Even if a market develops, you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

There is currently a limited public trading market for our common stock. The numbers of institutions or persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or nonexistent. This situation may be attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume. Even if we came to the attention of such persons, they tend to be risk averse and may be reluctant to follow a relatively unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot assure you that an active public trading market for our common stock will develop or be sustained.

Limitations on director and officer liability and indemnification of our officers and directors by us may discourage stockholders from bringing suit against a director.

Our certificate of incorporation and bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director. In addition, our certificate of incorporation and bylaws may provide for mandatory indemnification of directors and officers to the fullest extent permitted by governing state law.

We do not expect to pay dividends for the foreseeable future, and we may never pay dividends.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including but not limited to, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, our ability to pay dividends on our common stock may be limited by state law. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize certain returns on their investment.

A limited public trading market may cause volatility in the price of our common stock and the Existing Units.

The listing of our common stock and the Existing Units on The NASDAQ Capital Market does not assure that a meaningful, consistent and liquid trading market currently exists. In recent years, our common stock has been quoted on the OTCQB Market, the market for our common stock has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Sales of substantial amounts of common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock and our stock price may decline substantially in a short time and our stockholders could suffer losses or be unable to liquidate their holdings. In addition, there are large blocks of restricted stock that have met the holding requirements under Rule 144 that may be sold without restriction. There is no assurance that the price of our common stock or our Existing Units will not be volatile.

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We expect volatility in the price of our common stock, which may subject us to securities litigation.

If established, the market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future. In addition, there is no assurance that the price of our common stock will not be volatile. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Shares eligible for future sale may adversely affect the market.

From time to time, certain stockholders may be eligible to sell some or all of their shares of common stock pursuant to Rule 144, promulgated under the Securities Act subject to certain limitations. In general, pursuant to Rule 144 as in effect as of the date of this registration statement, a stockholder (or stockholders whose shares are aggregated) who has satisfied the applicable holding period and is not deemed to have been one of our affiliates at the time of sale, or at any time during the three months preceding a sale, may sell their shares of common stock. Any substantial sale, or cumulative sales, of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have a material adverse effect on the market price of our securities.

Speculative nature of Series A Warrants.

The Series A Warrants do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock for a limited period of time. Specifically, each Series A Warrant is exercisable for one share of common stock at an initial cash exercise price of $4.95 per share or, in lieu of paying the exercise price in cash, holders may elect a cashless exercise whereby the holder would receive a number of shares equal to the Black Scholes Value (as defined herein). The Series A Warrants will be exercisable upon the separation of the Units, provided that all Series A Warrants in a given Unit may be exercised for cash at any time commencing 30 days after the Issuance Date. The Series A Warrants will expire on the fifth anniversary of the Issuance Date after which time they would have no further value. For additional information, see the section of our prospectus, which forms a part of the Registration Statement, titled “Description of Securities – Description of Securities Sold in Public Offering of Units – Series A Warrants Included in the Units.” Moreover, following this offering, the market value of the Series A Warrants is uncertain and there can be no assurance what the market value of the Series A Warrants will be. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the Series A Warrants, and consequently, whether it will ever be profitable for holders of the Series A Warrants to exercise the Series A Warrants.

Holders of our Series B Convertible Preferred Stock and Series A Warrants have no rights as a common stockholder until such holders exercise their Series B Convertible Preferred Stock or their Series A Warrants and acquire our common stock.

Until holders of our Series B Convertible Preferred Stock and Series A Warrants acquire shares of our common stock upon exercise, such holders will have no rights with respect to shares of our common stock underlying such Series B Convertible Preferred Stock and Series A Warrants. Upon exercise of the Series B Convertible Preferred Stock or of the Series A Warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

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Speculative nature of New Warrants

The New Warrants do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock for a limited period of time. Specifically, each Series B Exchange Warrant entitles the registered holder to purchase one share of our common stock at an exercise price per share equal to $4.95 for a period of five years following the date of issuance. The Series B Exchange Warrants are subject to redemption by us for $0.01 per Series B Exchange Warrant at any time commencing 90 days following the date of issuance following a period where the closing trading price of our common stock exceeds 200% of the exercise price (initially, $9.80 per share) for a period of 20 consecutive trading days, on 10 business days’ prior written notice by us; provided that our right to redeem the Series B Exchange Warrants is subject to the condition that a registration statement is effective with respect to the sale of the Warrant Shares. Each Series C Reset Warrant entitles the registered holder to purchase one share of our common stock at an exercise price per share equal to $2.00 for a period of six months following the date of issuance. If at any time commencing 90 days following the date of issuance and ending five business days before the expiration of the Series C Reset Warrants, the trailing average 30-day Volume Weighted Average Price (“VWAP”) of our common stock on The NASDAQ Capital Market is lower than the then-current exercise price, then the exercise price will reset thereafter to the trailing average 30-day VWAP at such time, subject to a minimum exercise price of $1.00 per share (subject to customary adjustments). For additional information, see the section of our prospectus, which forms a part of the Registration Statement, titled “Description of New Units, Shares and New Warrants Included in the Exchange Offer –New Warrants.” Moreover, following this offering, the market value of the New Warrants is uncertain and there can be no assurance what the market value of the New Warrants will be. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the New Warrants, and consequently, whether it will ever be profitable for holders of the New Warrants to exercise the New Warrants.

Holders of our Series B Exchange Warrants and Series C Reset Warrants will have no rights as a common stockholder until such holders convert their Series B Exchange Warrants or exercise their Series C Reset Warrants and acquire our common stock.

Until holders of our Series B Exchange Warrants and Series C Reset Warrants acquire shares of our common stock upon conversion or exercise, as the case may be, such holders will have no rights with respect to shares of our common stock underlying such Series B Exchange Warrants and Series C Reset Warrants. Upon conversion of the Series B Exchange Warrants or exercise of the Series C Reset Warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the conversion or exercise date.

A stockholder group holds nearly a majority of our outstanding common stock and is able to effectively control our management and operations, and control by this group may create conflicts of interest.

A group consisting of Dr. Samuel Herschkowitz, Joshua Kornberg (who is our President, Chief Executive Officer and Interim Chairman of the Board), SOK Partners, LLC and Atlantic Partners Alliance, currently owns more than 2.0 million shares of our outstanding common stock, representing approximately 35% of our voting power. As a result, this group substantially controls the outcome of all matters requiring stockholder approval, including any future merger, consolidation or sale of all or substantially all of our assets. Further, this group indirectly controls our management through the substantial power to elect and remove any members of the Board of Directors. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that may otherwise be beneficial to our stockholders. As a result, the market price of our common stock or ultimate sale of our business could be adversely affected. Further, conflicts of interest may arise with respect to the interpretation, continuation, renewal or enforcement of our agreements with the members of this group and their affiliates, including the agreements described under “Certain Relationships and Related Party Transactions.” The resolution of any such conflict of interest in favor of any member of this group or any of their affiliates may materially harm our results of operations and the value of your shares of common stock.

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Our Board of Directors’ ability to issue undesignated preferred stock and the existence of anti-takeover provisions may depress the value of our common stock.

Our authorized capital includes 20 million shares of preferred stock. Upon the consummation of this Exchange Offer, offering of Units and the Exchange, assuming all Units are exchanged for Shares, the shares of Series B Preferred Stock will be cancelled and resume the status of authorized but unissued shares of preferred stock, resulting in 20 million authorized shares of undesignated preferred stock. Our Board of Directors has the power to issue any or all of the shares of undesignated preferred stock, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking stockholder approval. Further, as a Delaware corporation, we are subject to provisions of the Delaware General Corporation Law regarding “business combinations.” We may, in the future, consider adopting additional anti-takeover measures. The authority of our Board of Directors to issue undesignated stock and the anti-takeover provisions of Delaware law, as well as any future anti-takeover measures adopted by us, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of the company not approved by our Board of Directors. As a result, our stockholders may lose opportunities to dispose of their shares at favorable prices generally available in takeover attempts or that may be available under a merger proposal and the market price, voting and other rights of the holders of common stock may also be affected.

Future sales and issuances of our common stock or rights to purchase common stock could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

We also expect that significant additional capital will be needed in the future to continue our planned operations. To the extent that we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. We may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders. In addition, in the past, we have issued warrants to acquire shares of common stock. To the extent these warrants are ultimately exercised, you will sustain further future dilution.

Certain features of the Series A Warrants may substantially accelerate the issuance of dilutive shares of our common stock.

Commencing upon the separation of the Existing Units, the Series A Warrants will allow the cashless exercise of the Series A Warrants for a number of shares that increases as the trading market price of our common stock decreases, subject to a floor price of $0.43. The potential for such dilutive exercise of the Series A Warrants may depress the price of common stock regardless of our business performance, and could encourage short selling by market participants, especially if the trading price of our common stock begins to decrease. If the Exchange Offer is not completed or a significant number of Series A Warrants remain outstanding following the Exchange Offer, the cashless exercise of a large number of the Series A Warrants, if the price of our common stock decreases significantly, would result in significant dilution.

If completed, the Exchange Offer will have a dilutive effect.

If the Exchange Offer is completed, the resulting issuance of common stock will have a dilutive effect. If all holders of Existing Units participate in the Exchange Offer, we will issue 3,790,020, Shares which would represent, in the aggregate, approximately 42% of our outstanding common stock immediately following the Exchange Offer, based on an aggregate of 9,029,244 shares of our common stock immediately outstanding following the consummation of the Exchange Offer. In addition, there will be further dilution, which could be significant, depending on the number of New Warrants that are exercised into our common stock.

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Future sales of our common stock in the public market may cause our stock price to decline and impair our ability to raise future capital through the sale of our equity securities.

There are a substantial number of shares of our common stock held by stockholders who owned shares of our capital stock prior to this offering that may be able to sell in the public market upon expiration of the 90-day lock-up agreements they signed in connection with the Company’s public offering offering, which was consummated in August 2015. Sales by such stockholders of a substantial number of shares could significantly reduce the market price of our common stock.

No Assurance of Public Trading Market; Arbitrary Determination of Public Offering Prices

Prior to this Exchange Offer, there has been no public market for the New Warrants, and there can be no assurance that an active trading market for the New Warrants will develop or, if developed, be sustained after the Exchange Offer. The terms of the New Warrants have been arbitrarily determined by negotiations between the Company and the Dealer Manager, and do not necessarily bear any relationship to the Company’s assets, book value, results of operations or any other generally accepted criteria of value.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements contained in this Offer Letter, other than statements of historical facts, that address future activities, events, or developments, are forward-looking statements, including, but not limited to, statements containing the words “believe,” “anticipate,” “expect,” and words of similar import. These statements are based on certain assumptions and analyses made by us in light of our experience and our assessment of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. Whether actual results will conform to the expectations and predictions of management, however, is subject to a number of risks and uncertainties that may cause actual results to differ materially. Such risks are in the section herein entitled “Risk Factors,” and in our previous SEC filings.

Consequently, all of the forward-looking statements made in this Offer Letter are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by management will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business operations.

12.              ADDITIONAL INFORMATION; MISCELLANEOUS

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer Letter is a part. This Offer Letter does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. The Company recommends that holders review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the Securities and Exchange Commission before making a decision on whether to accept the Offer, including:

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1.      Our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on April 30, 2015;

3.      Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30,2015 and September 30, 2015, filed with the SEC on May 18, 2015, August 10, 2015, and November 13, 2015 (as amended on Form 10-Q/A filed with the SEC on December 9, 2015), respectively;

4.      Our Current Reports on Form 8-K filed with the SEC on February 4, 2015, May 1, 2015, June 9, 2015, July 24, 2015, August 18, 2015, August 31, 2015, November 16, 2015, January 12, 2016, January 14, 2016, and January 27, 2016;

5.     The description of the Shares and the Existing Units set forth in our registration statement on Form S-4, filed with the SEC on January 22, 2016, including any amendments or reports filed for the purpose of updating this description; and

6.     All documents subsequently filed as with the SEC, between the date of this Offer and the Expiration Date. These include periodic reports, such as quarterly reports on Form 10-Q and current reports on Form 8-K.

The SEC file number for these filings is 001-36790. These filings and the Company’s other annual, quarterly and current reports, its proxy statements and other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The Company’s SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the referenced documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost. Requests should be directed to:

Skyline Medical Inc.

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

(651) 389-4800

Attention: Chief Executive Officer

Sincerely,

Skyline Medical Inc.

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THE DEPOSITARY AND EXCHANGE AGENT FOR THE OFFER IS:

CORPORATE STOCK TRANSFER, INC.

BY MAIL, HAND OR OVERNIGHT DELIVERY:

Corporate Stock Transfer, Inc.
3200 Cherry Creek Drive South, #430
Denver, CO 80209

BY FAX:

CORPORATE STOCK TRANSFER, INC

FAX: 303-282-5800

CONFIRM BY TELEPHONE:

303-282-4800
TOLL FREE: 877-309-2764

THE INFORMATION AGENT FOR THE OFFER IS:

D.F. KING & CO., INC.

48 WALL STREET

NEW YORK, NY 10005

Existing Unit holders and banks and brokerage firms, please call:

Main Phone: (212) 269-5550

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